Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated June 9, 2006, appearing in the Annual Report of Rollins 401(k) Plan on Form 11-K for the year ended December 31, 2005, in the Registration Statements of Rollins, Inc. on Forms S-8 (File No. 33-47528, effective date April 29, 1992 and File No. 33-26056, effective date December 13, 1988).

/s/ Grant Thornton LLP

Atlanta, Georgia

June 9, 2006